As filed with the Securities and Exchange Commission on March 31, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Piedmont Natural Gas Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	56-0556998
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

4720 Piedmont Row Drive Charlotte, North Carolina	28210
(Address of Principal Executive Offices)	(Zip Code)

Piedmont Natural Gas Company, Inc.

Voluntary Deferral Plan

(Full Title of the Plan)

Jane Lewis- Raymond

Senior Vice President and Chief Legal, Compliance and External Relations Officer

Piedmont Natural Gas Company, Inc.

4720 Piedmont Row Drive

Charlotte, North Carolina 28210

(Name and Address of Agent for Service)

(704) 364-3120

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

R. Douglas Harmon

Parker Poe Adams & Bernstein LLP

401 S. Tryon Street, Suite 3000

Charlotte, North Carolina 28202

Telephone: (704) 372-9020

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Deferred Compensation Obligations (2)	$5,000,000	100%	$5,000,000	$581.00

(1)	In accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of Deferred Compensation Obligations registered is based on an estimate of the amount of compensation participants may defer under the Piedmont Natural Gas Company, Inc. Voluntary Deferral Plan (the “Plan”).
(2)	The Deferred Compensation Obligations are general unsecured obligations of Piedmont Natural Gas Company, Inc. (hereinafter referred to as “we,” “Piedmont,” the “Company” or the “Registrant”) to pay deferred compensation from time to time in the future in accordance with the Plan.

i

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to participants in the Plan (the “Participants”) as required by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3, below, taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

•	Our Annual Report on Form 10-K for the year ended October 31, 2014;

•	Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2015;

•	Our Current Reports on Form 8-K filed on December 29, 2014, January 7, 2015, January 26, 2015, January 26, 2015 and March 10, 2015; and

•	The description of our Common Stock contained in our Registration Statement on Form 8-B filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Additionally, all documents subsequently filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Any documents or information “furnished” and not “filed” in accordance with the Commission rules shall not be deemed to be incorporated by reference herein.

Item 4.	Description of Securities.

The Plan will allow employees of Piedmont Natural Gas Company, Inc. and its subsidiaries designated by the Benefit Plan Committee of the Company (the “Committee”), which may include the Company’s officers and director-level employees (the “Participants”), to elect to defer a portion of their base salary (“Base Salary”) and annual short-term incentive cash bonuses (“Bonus”) on a tax-deferred basis. The Company will not make contributions to the Plan. The Plan became effective November 1, 2008.

The Plan allows for deferrals of up to 50% of the Participant’s annual Base Salary and up to 95% of the Participant’s annual Bonus. All amounts deferred by a Participant under the Plan will be credited to an account maintained in the Participant’s name. Such accounts shall be bookkeeping entries only and shall be utilized solely as a device to measure and determine the amounts to be paid to Participants under the Plan. All amounts deferred by Participants under the Plan are fully vested.

Distributions may take place as of a date-certain elected by the Participant or upon separation from service due to termination, death, disability or change in control. Participants who elect a date-certain distribution must elect a date that is at least two years later than the beginning of the year for which the deferrals were made under the Plan and may elect to change the date for a distribution to commence. The new distribution date election must be made by the Participant at least twelve months prior to the original distribution date and the new distribution date elected by the Participant must be at least five years later than the original distribution date.

A Participant’s account will be distributed in cash. In most cases, the Participant has an election of whether to take distributions in installments over a period not greater than 10 years or in a one-time lump sum payment. Distributions will begin within 90 days from the Participant’s separation from service. Participants who are “specified employees” under Section 409A of the Internal Revenue Code will not receive the first installment payment or the lump-sum payment until they have been separated from the service of the Registrant for at least six months. Small account balances will be paid in a lump-sum payment in cash and in the event of a change in control or the death of a Participant, account balances will be immediately cashed out in a lump-sum payment.

A Participant’s Plan account will be deemed to be invested in accordance with the Participant’s election in one or more of the same investment options that are available under the Piedmont Natural Gas Company, Inc. 401(k) Plan, excluding the investment option comprised of shares of common stock of the Company.

The obligations of the Company under the Plan will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan. Amounts paid under the Plan will be paid from the general funds of the Company, and each Participant and his or her beneficiaries have the status of unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations under the Plan. Except as otherwise provided by law, benefits are not assignable, may not be used as security for loans or otherwise alienated and are exempt from the claims of Participants’ creditors and other claimants.

The Board of Directors may, at any time and for any reason, amend or terminate the Plan, subject to applicable law, regulations and rules.

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act (“NCBCA”), our Restated Articles of Incorporation (our “Articles of Incorporation”) and our Bylaws, as amended and restated to date (our “Bylaws”), provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. We have insurance covering expenditures we might incur in connection with the indemnification of our directors and officers for their liabilities and expenses.

The NCBCA provides directors and officers with a right to indemnification when the director or officer has been wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party because he is or was a director or officer of the corporation. The NCBCA also permits a corporation to indemnify directors and officers who met a certain standard of conduct. Directors and officers are also entitled to apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case. The court may grant such an order if it determines the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Nevertheless, under the NCBCA, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director or officer is adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to a director or officer who is adjudged liable on the basis that personal benefit was improperly received by such director or officer.

The NCBCA also authorizes a corporation to indemnify directors and officers beyond the indemnification rights granted by law. Our Bylaws provide that any person who is or was a director, and our officers who are also directors or who are designated by the Board of Directors from time to time as indemnified officers and any director or officer who at the request of Piedmont serves or has served as a director, officer, partner, trustee, employee or agent of any other corporation or other enterprise, will be reimbursed and indemnified against liability and expenses incurred by that person in connection with any action, suit or proceeding arising out of that person’s status as director or officer if it is determined that person’s acts or omissions were not reasonably known or believed by him or her to be clearly in conflict with Piedmont’s best interests. Our Bylaws further provide that Piedmont shall indemnify each director and indemnified officer for his or her reasonable costs, expenses and attorneys’ fees incurred in connection with the enforcement of the rights to indemnification granted under our Bylaws, if it is determined that such director or indemnified officer is entitled to indemnification under the Bylaws.

As authorized by the NCBCA, and to the fullest extent permitted by the NCBCA, our Articles of Incorporation limit the liability of a director by providing that a director shall not be liable to Piedmont or to any Piedmont shareholder for monetary damages arising from the director’s breach of his or her duties as a director, except for liability with respect to (i) acts or omissions not made in good faith that the director at the time of the breach knew or believed were in conflict with the best interests of the corporation, (ii) unlawful distributions, (iii) any transaction from which the director or officer derived an improper personal benefit and (iv) acts or omissions occurring prior to the date the provision of our Articles of Incorporation limiting the liability of our directors became effective. In addition, Section 55-8-30(d) of the NCBCA provides that a director is not liable for any action taken as a director, or any failure to take any action, if he or she performed the duties of his or her office in compliance with the general standards of conduct applicable to directors of North Carolina corporations.

Item 7.	Exemption From Registration Claimed.

Not applicable

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Piedmont Natural Gas Company, Inc. Voluntary Deferral Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009, File No. 1-6196)

5.1	Opinion of Parker Poe Adams & Bernstein LLP regarding the legality of securities registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Parker Poe Adams & Bernstein LLP (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on March 31, 2015.

PIEDMONT NATURAL GAS COMPANY, INC.

By:	/s/ Karl W. Newlin
Karl W. Newlin
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

Each of the undersigned directors and officers of the above named Registrant, by his or her execution hereof, hereby constitutes and appoints Karl W. Newlin, Jane Lewis-Raymond and Judy Z. Mayo and each of them, with full power of substitution, as his or her true and lawful attorneys-in-fact and agents, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute and sign any and all amendments (including post-effective amendments) and supplements to such registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Dates

/s/ Thomas E. Skains Thomas E. Skains	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	March 31, 2015

/s/ Karl W. Newlin Karl W. Newlin	Senior Vice President and Chief Financial Officer (principal financial officer)	March 31, 2015

/s/ Jose M. Simon Jose M. Simon	Vice President and Controller (principal accounting officer)	March 31, 2015

/s/ E. James Burton E.James Burton	Director	March 31, 2015

/s/ Malcolm E. Everett III Malcolm E. Everett III	Director	March 31, 2015

Signature	Title	Dates

/s/ Frank B. Holding, Jr. Frank B. Holding, Jr.	Director	March 31, 2015

/s/ Frankie T. Jones, Sr. Frankie T. Jones, Sr.	Director	March 31, 2015

/s/ Vickie McElreath Vickie McElreath	Director	March 31, 2015

/s/ Jo Anne Sanford Jo Anne Sanford	Director	March 31, 2015

/s/ Minor M. Shaw Minor M. Shaw	Director	March 31, 2015

/s/ David E. Shi David E. Shi	Director	March 31, 2015

/s/ Michael C. Tarwater Michael C. Tarwater	Director	March 31, 2015

/s/ Phillip D. Wright Phillip D. Wright	Director	March 31, 2015